Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2016, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 13, 2016